Exhibit 11



KIRKPATRICK & LOCKHART LLP                         1800 Massachusetts Avenue, NW
                                                   Second Floor
                                                   Washington, DC 20036-1800
                                                   202.778.9000
                                                   www.kl.com

                                                   ARTHUR J. BROWN
                                                   (202) 778-9046
                                                   BROWNAJ@KL.COM

                                February 23, 2001

Legg Mason Investors Trust, Inc.
100 Light Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

      You have requested our opinion, as counsel to Legg Mason Investors Trust, Inc. (the "Company"), a Maryland corporation that includes, as a series, Legg Mason American Leading Companies Trust (the "Acquiring Fund"), as to certain matters regarding the Shares of the Acquiring Fund to be issued in the reorganization of Legg Mason Total Return Trust, Inc. (the "Target"), a Maryland corporation, into the Acquiring Fund, as provided for in the Agreement and Plan of Reorganization and Termination between the Company, on behalf of the Acquiring Fund, and the Target (the "Agreement"). The Agreement provides for the Target to transfer its assets to the Acquiring Fund in exchange solely for the issuance of Shares and the Acquiring Fund's assumption of the liabilities of the Target. (As used in this letter, the term "Shares" means the Primary Class and Institutional Class shares of common stock of the Acquiring Fund issued in fulfillment of the Agreement.)

      As such counsel, we have examined certified or other copies, believed by us to be genuine, of the Company's Articles of Incorporation, dated May 15, 1993, as supplemented August 1, 1994, May 15, 1996, March 17, 1998, and as amended, July 30, 1999 and November 17, 2000, and Bylaws, dated May 5, 1993, as amended July 19, 1993, and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. Our opinion is limited to the laws and facts in existence on the date hereof, and it is further limited to the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance


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Legg Mason Investors Trust, Inc.
February 23, 2001
Page 2


of shares by corporations and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

      Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized by the Company and that, when issued and sold in accordance with the terms contemplated by the Company's registration statement on Form N-14 ("Registration Statement"), including receipt by the Company of full payment for the Shares and compliance with the 1933 Act and the 1940 Act, the Shares will have been legally issued, fully paid, and non-assessable.

      We hereby consent to this opinion accompanying the Registration Statement when it is filed with the SEC and to the reference to our firm in the Registration Statement.

                                             Very truly yours,

                                             /s/ Kirkpatrick & Lockhart LLP
                                             ----------------------------------
                                             KIRKPATRICK & LOCKHART LLP